Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-75254, 33-75252, 33-92656, 333-01978, 333-34839, 333-34837, 333-81521, 333-81523, 333-64410, 333-64412, 333-100294, 333-100295, 333-116550, 333-116551, 333-125839, 333-125840 and 333-129838) and the Registration Statements on Form S-4 (Nos. 333-77343, 333-43752 and 333-64656) of our report dated May 26, 2006 relating to the consolidated financial statements, financial statement schedules, and the effectiveness of the Company’s internal control over financial reporting of Black Box Corporation for the fiscal years ended March 31, 2006 and 2005 included in this Annual Report on Form 10-K for the fiscal year ended March 31, 2006.
/s/ BDO Seidman, LLP
Chicago, Illinois
June 14, 2006